FIRST AMENDMENT TO SALE-PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SALE-PURCHASE AGREEMENT (this “Agreement”) is made as of this 26th day of March, 2004, between WELLSFORD CAPITAL PROPERTIES, L.L.C., a Delaware limited liability company having an address c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, New York 10022 (“Seller’), and TODD M. STRINE, an individual having an address at 411 Woodward Road, Media, Pennsylvania 19063 (“Purchaser”).

WHEREAS, Seller and Purchaser entered into that certain Sale-Purchase Agreement dated as of November 17, 2004 (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement;

WHEREAS, by letter agreements dated January 16, 2004, January 23, 2004, March 5, 2004, March 17, 2004, March 19, 2004, March 22, 2004 and March 24, 2004 (collectively, the “Letter Agreements”), the parties modified the Purchase Agreement; and

WHEREAS, Seller and Purchaser wish further to modify the Purchase Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	Closing Date. Section 6.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.1 The closing of the transactions contemplated hereby (the “Closing”) shall take place on April 15, 2004. Notwithstanding the foregoing, (i) Purchaser, upon notice to Seller on or before any date scheduled for Closing herein, may adjourn the Closing to a date on or before April 30, 2004 (the “Outside Closing Date”) and (ii) Purchaser may accelerate the Closing to a date prior to April 15, 2004, provided that Purchaser provides Seller with not less than three (3) Business Days’ notice of the accelerated Closing Date. THE OUTSIDE CLOSING DATE SHALL BE DEEMED TO BE A TIME OF THE ESSENCE DATE. The Closing shall take place through an escrow established with Title Insurer.”

2.	Waiver of Due Diligence Contingency.

(a)	Purchaser hereby waives its right to terminate the Purchase Agreement in accordance with the provisions of Section 4.1 of the Purchase Agreement, as the same has been modified by the Letter Agreements.

(b)	Simultaneously with the execution and delivery hereof, Purchaser shall, by wire transfer to the account of Escrowee, fund the Additional Deposit. Purchaser shall cause Escrowee, promptly following its receipt of the Additional Deposit, to furnish Seller with confirmation of its receipt of the Additional Deposit.

3.	Termination of Lease.

(a)	Simultaneously with the execution and delivery hereof, Seller and Purchaser have executed and delivered to the tenant under the Kittredge Donley Elson Fullem & Embick, LLP Lease (the “Kittredge Lease”) a Lease Termination Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, Seller, Purchaser and the tenant under the Kittredge Lease (“Tenant”) agree that the term of the Kittredge Lease shall expire on the sooner to occur of (i) the date on which Tenant surrenders the premises demised thereunder (the “Premises”) to the landlord under the Kittredge Lease (“Landlord”) in accordance with the provisions of the Termination Agreement and (ii) the Outside Date (as defined in the Termination Agreement). Notwithstanding the foregoing, if the Closing under the Purchase Agreement fails to occur on or before April 30, 2004, the Termination Agreement shall become null and void and of no further force or effect.

(b)	Pursuant to the Termination Agreement, Landlord must, at Closing, fund into escrow with Escrowee the sum of $299,000 (the “Termination Payment”). Upon Tenant’s surrender of the Premises in accordance with the provisions of the Termination Agreement, Escrowee is to pay the Termination Payment to Tenant. Notwithstanding the foregoing, the Termination Payment shall be reduced by a per diem amount stipulated in the Termination Agreement for each day that Tenant holds over in the Leased Premises beyond the Outside Date. If Tenant forfeits all or any portion of the Termination Payment, such amount shall be paid to Purchaser. At Closing, Seller shall fund into escrow a portion of the Termination Payment in the amount of $149,000, while Purchaser shall fund into escrow the balance ($150,000). The failure of either party to fund its portion of the Termination Payment at Closing (time being of the essence) shall constitute a default by such party, whereupon the other party shall have the remedies accorded to it by Article 12 of the Purchase Agreement.

4.	Miscellaneous. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior agreements or understandings of the parties with respect thereto. This Agreement may not be modified or amended except by an agreement in writing signed by the party to be charged with the enforcement thereof. The Purchase Agreement, as modified hereby, remains in full force and effect and is hereby ratified by the parties in all respects.

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement to each other as of the date and year first above written.

SELLER:	PURCHASER:

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WELLSFORD CAPITAL PROPERTIES, L.L.C.
By: Wellsford Capital, its Manager
By:	/s/ William H. Darrow	/s/ Todd M. Strine
William H. Darrow Vice President		TODD M. STRINE

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